FOR RELEASE THURSDAY, NOV 4TH @ 5:00 A.M. PACIFIC

SAFLINK STRENGTHENS EXECUTIVE TEAM BY
APPOINTING JEFFREY AFFUSO AS PRESIDENT OF NEW
PUBLIC SECTOR DIVISION

BELLEVUE, WA - (November 4, 2004) - SAFLINK® Corporation (NASDAQ: SFLK), a leading provider of security solutions including smart cards, biometrics, and physical access management, today announced the appointment of Mr. Jeffrey Affuso to the position of President, Public Sector Division. Mr. Affuso will report to Glenn Argenbright, SAFLINK’s President and Chief Executive Officer.

Mr. Affuso comes to SAFLINK after serving as a Senior Vice President at CACI, a $1 billion systems integrator with more than 9,400 employees worldwide, and American Management Systems (AMS) which was acquired by CACI in early 2004. Mr. Affuso was primarily responsible for services to the U.S. Army and U.S. Air Force. He led a group of 200 employees that was instrumental in securing more than $150 million of new contracts last year, and producing an annual revenue stream of $50 million.

SAFLINK executives believe that adding Mr. Affuso to the team is the next logical step in the growth of the Company, which earlier this year announced participation in two of the largest public sector security programs in the Federal government. Mr. Affuso will be charged with executing on these projects as well as leveraging them into wins in other areas of the public sector.

“We are very pleased to add someone of Jeff’s caliber to lead the growth of our public sector business,” said Mr. Argenbright. “Jeff has a proven ability to win large government contracts and grow a consistent and meaningful revenue stream. We are particularly excited by Jeff’s experience in winning contracts in the financial sector of the Federal government. Our smart card readers and PKI middleware are well suited to secure financial transactions in the government space, as evidenced by our long-term relationship supplying goods and services to the U.S. Army Corps of Engineers and their Financial Management System (CEFMS). We believe that equipped with our solution set, Jeff will be able to penetrate new financial system opportunities in the public sector, as well as other large government security programs.”

Prior to his position with CACI/AMS, Mr. Affuso held various management positions with KPMG Consulting and Herbert W. Davis and Company, focused on delivering solutions to public and private sector customers.

About SAFLINK
SAFLINK Corporation offers biometric security and smart card solutions that protect intellectual property, secure information assets, and eliminate passwords. SAFLINK’s software provides Identity Assurance Management™, allowing administrators to verify identity and control access to computer networks, physical facilities, applications, and time and attendance systems.

Litronic, Inc., a wholly-owned subsidiary of SAFLINK and global provider of secure identity management and information assurance products for the government and commercial markets, offers protection for popular applications such as e-mail, instant messaging, web transactions, and individual files. For more information, please visit http://www.saflink.com or call 800-762-9595.

NOTE: “SAFLINK” and “The Power of Biometric Authentication” are registered trademarks of SAFLINK Corporation. “Protecting your enterprise through secure authentication” and “Identity Assurance Management” are trademarks of SAFLINK Corporation.

This release contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the security market, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

PR 04-39

SAFLINK COMPANY CONTACT:
SAFLINK Corporation
Thomas Doggett, Director of Marketing
(800) 762-9595
tdoggett@saflink.com

SAFLINK PRESS CONTACT:
Sterling Communications
Rachel Berry
(253) 853-5030
rberry@sterlingpr.com

INVESTOR RELATIONS CONTACT
MKR Group, LLC
Todd Kehrli
(818) 556-3700
ir@mkr-group.com